Exhibit 99.1

Press Release

Source: Weststar Financial Services Corporation / The Bank of Asheville Asheville, North Carolina
July 16, 2003

For Immediate Release
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                 COGBURN ELECTED TO WESTSTAR FINANCIAL SERVICES
                               BOARD OF DIRECTORS

The Boards of Directors of Weststar Financial Services Corporation and The Bank of Asheville have appointed Steven D. Cogburn to complete the term of Dr. Kent Salisbury, who resigned to take a position with the UCLA Medical School. Cogburn is a founding member of the law firm of Cogburn, Goosmann, Brazil & Rose.

Steven Cogburn was born in Asheville and was admitted to practice law in the State of North Carolina in 1982. He was also admitted to practice in the United States District Court for the Western District of North Carolina and the United States Court of Appeals for the Fourth Circuit. Mr. Cogburn was graduated the University of North Carolina at Chapel Hill and the North Carolina School of Law. He has served as a research assistant to the Honorable J. William Copeland, Associate Justice of the North Carolina Supreme Court. Mr. Cogburn is a member of the North Carolina Bar Association, Member of the 28th Judicial District Bar, and the North Carolina State Bar, The North Carolina Association of Defense Attorneys, and is a member of the Defense Research Institute.

Mr. Cogburn is married to Julia Cogburn, and they have three sons, Chris, Clint and Jake.

"As a community bank headquartered in Asheville, we are very pleased to have Steve affiliated with us." said G. Gordon Greenwood, President and CEO. "Steve represents a family with a four-generation history of commitment and service to our community. His leadership will be of great value to the Bank."

Established in 1997, The Bank of Asheville currently operates three area offices. They are located at 79 Woodfin Place and 557 New Leicester Highway in Asheville and 6 Dogwood Road in Candler.

For Further Information, please contact:  G. Gordon Greenwood
                                          President and Chief Executive Officer
                                          The Bank of Asheville
                                          Phone:  (828) 232-2902
                                          email:  bgreenwood@bankofasheville.com
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